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                                                                     EXHIBIT 5.1

_______, 2000


ChemConnect, Inc.
44 Montgomery Street, Suite 250
San Francisco, CA 94104

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-________) originally filed by ChemConnect, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on April 3, 2000, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to ______________ shares of the Company's Common Stock (the "Shares"). The Shares, which include an over-allotment option granted by the Company to the Underwriters to purchase up to ______________ additional shares of the Company's Common Stock, are to be sold to the Underwriters by the Company as described in the Registration Statement for resale to the public. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares being sold by the Company, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,



Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP